EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement Nos. 333-233190, 333-238044 and 333-252634 on Form S-3 and Nos. 333-197570, 333-200676, 333-213647, 333-217731, 333-226899, 333-232518 and 333-249973 on Form S-8 of LendingClub Corporation of our report dated April 19, 2021 on the consolidated financial statements of Radius Bancorp, Inc., which is included in this Current Report on Form 8-K/A.

/s/ Crowe LLP

New York, New York
April 19, 2021